Exhibit 99.1

TEJON RANCH CO. REPORTS

THIRD QUARTER RESULTS OF OPERATIONS – 2013

TEJON RANCH, California – (BUSINESS WIRE)—November 6, 2013 – Tejon Ranch Co. (NYSE:TRC) today released the results of operations for the nine months ended September 30, 2013, with the Company showing net income attributable to common stockholders of $4,991,000, or $0.25 per common share, compared to net income attributable to common stockholders of $4,414,000, or $0.22 per common share, for the same period in 2012. Revenue from operations for the nine months ended September 30, 2013 was $32,363,000, compared to $33,542,000 of revenue for the same period during 2012. All per share references in this release are presented on a fully diluted basis.

For the third quarter ended September 30, 2013, the Company had net income attributable to common stockholders of $2,292,000, or $0.11 per common share, compared to net income attributable to common stockholders of $4,021,000, or $0.20 per common share, for the third quarter of 2012. Revenue from operations for the third quarter of 2013 was $15,128,000 compared to $16,114,000 of revenue during the same period of 2012.

Results of Operations for the First Nine Months of 2013:

The improvement in net income attributable to common stockholders during the first nine months of 2013, when compared to the same period in 2012, is primarily the result of improved equity in earnings of unconsolidated joint ventures and a reduction in operating expenses.

Revenue from operations declined $1,179,000, or 4%, during the first nine months of 2013, as compared to the same period in 2012, due to a decrease in mineral resources revenues, which were partially offset by improved revenues from the other operating segments.

Commercial/industrial revenue improved $880,000 over the first nine months of 2013, compared to the same period in 2012, thanks to a $1,036,000 increase in hunting and grazing revenues. Our hunting program was closed during the first eight months of 2012. Additionally, percentage rent from our Calpine lease increased $477,000 due to increases in power prices. These improvements were somewhat offset by a $648,000 decrease in land sale revenue recognized in 2012 related to a deferred gain from the sale of land to Caterpillar that occurred in 2011.

Farming revenues rose $504,000 during the first nine months of 2013, a result of increased almond revenues coming from higher prices for both the 2012 almond crop inventory sales and 2013 almond crop sales. Partially offsetting this improvement in almond revenue has been a decline in pistachio revenues, when compared to the same period in 2012, due to lower production stemming from the alternate bearing cycle of pistachios. We also saw a decrease in grape revenues, as compared to the same period in 2012, due to the removal of older vines at the beginning of 2013 and also to damage the grapes suffered from a summer windstorm.

Mineral resources revenues declined $3,177,000 during the first nine months of 2013 compared to 2012. The comparative decrease is due to a 29% decline in production due to temporary closures of producing wells for maintenance and expansion of production storage facilities, and timing of new wells due to regulatory permitting.

Total operating expenses declined $1,069,000 during the period, largely due to the reversal of previously recorded stock compensation expense ($2,605,000) related to unvested awards of an executive that left the Company during the first quarter, and to awards that will not vest due to the retirement of the Company’s CEO at the beginning of 2014, a retirement which was announced during the second quarter. This improvement was partially offset by an increase of $1,436,000 in farming expense tied to the timing of the beginning of the 2013 harvest.

An important component of our real estate activities are our various joint ventures. Our share of earnings from our joint ventures increased by $1,272,000 during the first nine months of 2013 largely due to a $988,000 increase in income from our TA/Petro joint venture as a result of improved operating margins and lower operating expenses.

Results of Operations for the Third Quarter of 2013:

Reduced mineral resource revenues due to the operational factors described above and lower third quarter farm revenues drive the decline in revenue for the third quarter of 2013. Improved commercial/industrial revenues helped to partially offset the decline. The reduction in farming revenue during the quarter is largely due to the decline in pistachio and grape production, as described above, all of which was somewhat offset by higher almond prices. The improvements in commercial/industrial revenues are described above.

The decline in third quarter 2013 net income attributable to common stockholders is due to lower revenues, as described, and to higher farming expenses during the quarter as compared to the same period in 2012. Farming expense increased due to an early harvest and the timing of sales thus far in 2013.

2013 Outlook:

Management believes that the capital structure of the Company provides a solid foundation for continued investment in our projects to set the stage for the future growth of the Company. On September 30, 2013, total capital was approximately $317,000,000, with debt accounting for approximately 1.5% of total capital. As of September 30, 2013, we also had cash and securities totaling approximately $73,569,000 and $30,000,000 of availability on lines of credit to meet any short-term funding needs. During the quarter the Company completed a distribution of warrants to shareholders. The warrants entitle the holder to purchase one share of common stock at an initial exercise price of $40.00 per share and are exercisable through August 31, 2016. The Company issued an aggregate amount of 3,000,000 warrants. Proceeds received from the exercise of warrants will be used to provide additional working capital for general corporate purposes, including development activities within the Company’s industrial and residential projects and to continue its investments into water assets and water facilities.

During the remainder of 2013, the Company will continue to pursue water investment and management activities, farming, land entitlement activities and investment within the Tejon Ranch Commerce Center and in our joint ventures, including the development of The Outlets at Tejon Ranch. The Company believes the variability of its quarterly and annual operating results will continue during 2013 due to its farming and real estate activities. Prices received by the Company for many of its products are dependent upon the prevailing market conditions and commodity prices. Many of the Company’s projects, especially in real estate, require a lengthy process to complete the entitlement and development phases before revenue can begin to be recognized. The timing of projects and sales of both real estate inventory and non-strategic assets can vary from year-to-year; therefore, it is difficult for the Company to accurately predict quarterly and annual revenues and results of operations.

Tejon Ranch Co. is a diversified real estate development and agribusiness company, whose principal asset is its 270,000-acre land holding located approximately 60 miles north of Los Angeles and 30 miles south of Bakersfield.

More information about Tejon Ranch Co. can be found online at http://www.tejonranch.com.

Forward Looking Statements:

The statements contained herein, which are not historical facts, are forward-looking statements based on economic forecasts, strategic plans and other factors, which by their nature involve risk and uncertainties. In particular, among the factors that could cause actual results to differ materially are the following: business conditions and the general economy, future commodity prices and yields, market forces, the ability to obtain various governmental entitlements and permits, interest rates and other risks inherent in real estate and agriculture businesses. For further information on factors that could affect the Company, the reader should refer to the Company’s filings with the Securities and Exchange Commission.

TEJON RANCH CO.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

THIRD QUARTER ENDED SEPTEMBER 30

(In thousands, except earnings per share)

(Unaudited)

	Three Months Ended September 30		Nine Months Ended September 30
	2013	2012	2013	2012
Revenues:
Real estate - commercial/industrial	$2,842	$2,738	$8,389	$7,509
Real estate - resort/residential	410	132	881	267
Mineral resources	2,424	3,447	8,055	11,232
Farming	9,452	9,797	15,038	14,534

Total revenues	15,128	16,114	32,363	33,542
Costs and Expenses:
Real estate - commercial/industrial	3,290	3,056	9,544	8,994
Real estate - resort/residential	804	1,430	2,378	3,585
Mineral resources	152	33	377	190
Farming	6,224	5,003	9,660	8,224
Corporate expenses	2,913	2,590	7,402	9,437

Total expenses	13,383	12,112	29,361	30,430

Operating income	1,745	4,002	3,002	3,112
Other income (expense)
Investment income	216	313	729	948
Interest expense	—	33	—	(2)
Other income	20	15	37	50

Total other income	236	361	766	996
Income from operations before equity in earnings of unconsolidated joint ventures	1,981	4,363	3,768	4,108
Equity in earnings of unconsolidated joint ventures, net	1,241	1,114	2,920	1,648

Income before income tax expense	3,222	5,477	6,688	5,756
Income tax expense	919	1,525	1,752	1,461

Net income	2,303	3,952	4,936	4,295
Net income (loss) attributable to non-controlling interest	11	(69)	(55)	(119)

Net income attributable to common stockholders	2,292	4,021	4,991	4,414

Net income per share to common stockholders, basic	$0.11	$0.20	$0.25	$0.22

Net income per share to common stockholders, diluted	$0.11	$0.20	$0.25	$0.22

Weighted average number of shares outstanding:
Common stock	20,140,473	20,074,233	20,125,792	20,030,396
Common stock equivalents – stock options	45,489	18,821	40,864	58,695

Diluted shares outstanding	20,185,962	20,093,054	20,166,656	20,089,091